Exhibit 10.16.2

                              EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") entered into as of 11-30, 1999 ("Effective Date") by and between EUROTECH, Ltd., a District of Columbia corporation (the "Company"), and Don V. Hahnfeldt (the "Executive").

WHEREAS, the Company desires to retain the services of the Executive as the President and Chief Executive Officer of the Company on the terms and conditions provided in this Agreement; and

WHEREAS, the Executive desires to render such services to the Company on the terms and conditions provided in this Agreement;

NOW, THEREFORE, in consideration of their mutual promises, the parties hereby agree as follows:

1. EMPLOYMENT: During the Term of this Agreement, the Executive agrees to serve as President and Chief Executive Officer of the Company, performing such duties and services during the Term and such other duties and services as the Board of Directors of the Company (the "Board") may reasonably request. The Executive hereby accepts such engagement, all upon and subject to the terms and conditions hereinafter set forth. The Executive shall serve as a member of the Board of Directors of the Company at the next opportunity or expansion of the Board.

2. TERM: Subject to earlier terminate as provided for in Section 7, the term of the Executive's employment under this agreement shall be for the period commencing on the Effective Date and ending the third anniversary of the Effective Date. On the third and each successive anniversary of the Effective Date, the Term shall be automatically extended for an additional one year period unless either party give the other party ninety days' prior written notice of such party's intent not to extend the Term of the Agreement.

3. DUTIES: During the Term, the Executive shall devote reasonable attention, time during normal business hour and energy to providing the services requested by the Company pursuant to Section 1. During the Term it shall not be a violation of this Agreement for the Executive to serve on corporate boards or committees, or in a management role of a technology being commercialized by the Company.

4. COMPENSATION:

      A. Base Salary. The Executive shall be entitled to receive an annual base salary ("Base Salary") of $104,000 1st year; 2nd and 3rd year bases, equal to the base salary plus annual bonus of the previous year.

      B. Annual bonus. The Executive will receive up to 50% of base salary, equal to the percentage increase of EURO stock price from the close of trading 5 days prior to the start date or anniversary of this contract, or as determined by the Board based upon the successful achievement of performance in Company
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            goals and objectives. The Executive may elect to defer receipt of such Annual Incentive Compensation as deferred compensation.

      C. Stock incentive. The Executive will receive warrants for 100,000 shares at the commencement of each contract year, with 1st, 2nd, and 3rd year exercise prices respectively at $1.00, $2.00 and $3.00 per share.

5. BENEFITS: The Executive will participate in the Employee stock option plan in as determined by the Board. The Executive will participate in medical, dental, health, insurance, retirement, profit-sharing programs adopted by EUROTECH, Ltd., plus disability insurance equivalent to base salary. The Executive is allowed membership and dues at the University Club for the principal purpose of business meetings and luncheons. He may take up to four weeks vacation per year.

6. EXPENSES: The Executive is authorized reimbursement for annual and monthly expenses for travel and business expenses conducted in the interest of EUROTECH, Ltd. and an automobile monthly allowance of $400.

7. TERMINATION: The Agreement is naturally terminated by time and terms of the Agreement, or by mutual agreement between the Executive and the Board. Termination prior to three years will result in compensation equivalent to 6-months base pay, unless not by mutual agreement, in which case, compensation will be equivalent to 12-months base pay.

IN WITNESS WHEREOF, the Executive has signed his name and the Company, by the signature of its duly authorized officer, has executive this Agreement, as of the day and year first written above.

EUROTECH, Ltd.                      EXECUTIVE


David Wilkes, Chairman              Don V. Hahnfeldt


Randolph A. Graves, Jr., Board Member


/S/ Chad A. Verdi

Chad A. Verdi, Board Member